Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    As the independent registered public accountants of Chicopee Bancorp, Inc., we hereby consent to the incorporation by reference in Registration Statements No’s 333-136002 and 333-144420 of our report dated March 17, 2008, with respect to the consolidated balance sheets of Chicopee Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Chicopee Bancorp, Inc.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine

March 17, 2008